[LETTERHEAD OF KUTAK ROCK LLP]

EXHIBIT 8.1

August 11, 2003

Greene County Bancshares, Inc.
100 North Main Street
Greeneville, TN 37743-4992

Independent Bankshares Corporation
710 Nashville Pike
Gallatin, TN 37066

Gentlemen:

     We have acted as special counsel to Greene County Bancshares, Inc. (“Greene County”), a Tennessee corporation, in connection with the merger (the “Merger”) of Independent Bankshares Corporation (“Independent”), a Tennessee corporation, with and into Greene County. The Merger is pursuant to the Agreement and Plan of Merger dated as of June 17, 2003, by and between Greene County and Independent (the “Merger Agreement”), and is described in the Registration Statement on Form S-4 to be filed today by Greene County with the Securities and Exchange Commission (the “Registration Statement”). Terms used but not defined herein, whether capitalized or not, shall have the meaning given to them in the proxy statement/prospectus of Independent and Greene County included in the Registration Statement (the “Proxy Statement/Prospectus”) or otherwise in the Merger Agreement. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”).

     For purposes of this opinion, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below.

     In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the accuracy and completeness of the statements and representations made by Greene County and Independent in the Merger Agreement, the Registration Statement, including the Proxy Statement/Prospectus, and such other documents reviewed by us, and we have assumed, with your consent, that such will be complete and accurate as of the Effective Time. In addition, we have assumed, with your consent, that any representation made in any of the documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any

August 11, 2003

person or party is, as of the Effective Time, complete and accurate without such qualification. We have also assumed, with your consent, that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance therewith and as described in the Proxy Statement/Prospectus, that the Merger will qualify as a statutory merger under the applicable laws of the State of Tennessee and that each of you will prepare and file your federal income tax returns in a manner consistent with the Merger for federal income tax purposes.

     Based upon and subject to the foregoing, the discussion contained in the Proxy Statement/Prospectus under the caption “THE MERGER AGREEMENT—Material United States Federal Income Tax Consequences of the Merger,” to the extent of legal conclusions enumerated therein and except as otherwise indicated, expresses our opinion as to the material federal income tax consequences of the Merger applicable to holders of Independent Common Stock. You should be aware, however, that the discussion under the caption “THE MERGER AGREEMENT—Material United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based upon the documents that we have examined, and any additional information that we have obtained. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “THE MERGER AGREEMENT—Material United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ KUTAK ROCK LLP